UNITED STATES

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The following is a script prepared by the management of Micrel, Incorporated for use during the conference call held on April 24, 2008 to discuss Micrel, Incorporated’s First Quarter Fiscal Year 2008 results:

Micrel, Incorporated

Q1 2008 Conference Call Script

April 24, 2008 (2:00 P.M. PST)

In conjunction with this conference call, a number of supplemental charts will be made available on Micrel’s website during the following prepared remarks. To access these charts go to www.micrel.com and click on the link to the Q1 2008 conference call slides.

We will begin today’s call with the legal disclaimers.

All material contained in the webcast is the sole property and copyright of Micrel, Inc., with all rights reserved. Certain statements in this conference call, which are not historical facts, may be considered forward-looking statements that involve risk and uncertainties. Forward-looking statements include statements regarding future business results, future levels of sales & profitability, and future customer demand. Various factors could cause actual results to differ materially from what is set forth in such forward-looking statements. Some of the factors that could affect the Company’s results have been set forth in our press release dated April 24, 2008 and are also described in detail in the Company’s SEC filings, including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2007. Listeners who do not have a copy of our first quarter earnings press release may view the press release on the Company’s web site at www.micrel.com.

During the first quarter, the Company became engaged in its first proxy contest since going public in 1994 with a small activist hedge fund. However, during this conference call we are not going to address questions related to the proxy contest, and instead are going to focus on the first quarter results and second quarter outlook. We do not believe this is the proper forum to debate the proxy issues.

Let’s get started. In the first quarter, the Company’s revenues increased sequentially coming in 3% above the high end of our guidance. Solid execution produced sequential improvement in gross margin and earnings per share. The Company’s new product momentum continued with the release of 23 new best-in-class products during the quarter.

Customer demand for Micrel’s products rebounded in the first quarter. Q1 bookings were the highest quarterly amount recorded by the Company since the first quarter of 2006. Aggregate first quarter bookings increased sequentially in all geographies and channels of sale, led by strong orders from customers serving the industrial, wireline communications and wireless handset end markets. The book-to-bill ratio was significantly above one for the quarter. First quarter order lead times, as measured by customer requested delivery date, remained the same as Q4 at approximately five weeks.

In a challenging macroeconomic environment and generally seasonally weak first quarter, Micrel posted the second highest Q1 revenue since the 2001 recession. First quarter revenues of $66.1 million were 2.3% above fourth quarter revenues of $64.6 million and 4.7% higher than the

$63.1 million recorded in the year-ago period. The growth in revenues was led by stronger demand from the wireline communications, digital TV, industrial and wi-fi voice-over-IP end markets, combined with record sales through the Company’s global sell-through distributors.

Standard product sales accounted for 93% of total Q1 revenues, with foundry and custom sales comprising 7%. The first quarter sales mix by product area was: Analog 66%, High Bandwidth 14%, Ethernet 15.5% and Foundry 4.5%. Turns fill for the quarter was slightly above 60%. Micrel’s sales remain widely diversified with the top ten direct customers accounting for 21% of Q1 sales compared with 23% in Q4.

The industrial end market represented the largest segment in the first quarter sales mix for Micrel. Industrial revenues represented 38.5% of Q1 revenues. Micrel’s sales to the industrial end market have grown at a compound annual rate greater than 15% over the past three years. Sales to the wireline communications market for Micrel’s analog, high bandwidth and Ethernet products comprised 26.5% of Q1 revenues, up from 24% in Q4. The 13% sequential increase in Q1 communications related sales was led by a ramp in Ethernet sales to wi-fi voice-over-IP customers and higher sales to major network infrastructure and fiber optic module customers. Sales to the wireless handset and computing end markets declined seasonally in the first quarter. Wireless handset revenues made up 16% of first quarter sales compared to 18% in the fourth quarter. Even though sales to the handset market declined sequentially due to seasonal trends, we are encouraged by the recent resurgence in orders we have seen for our products designed into higher end handsets. We are also seeing design win traction from our handset customers for our lower cost power management products which we began introducing in Q3 2007. Sales to the computing end market declined seasonally by about 10% and made up 15% of Q1 sales compared with 17% in the fourth quarter. Completing the Q1 revenue mix, Consumer & military market sales were 4% of total company sales, up from 3% in Q4. The increase in consumer market revenue was due to continued penetration of the Digital TV and set-top box customers in what is usually a seasonally slow period for these end markets.

Geographically, sales to Asian-based customers accounted for 54% of Q1 sales compared with 56% in Q4. Sales to North American customers were 32% of first quarter revenues, versus 33% in Q4. Sales to European customers grew sequentially comprising 14% of Q1 sales, up from 11% in Q4.

Income Statement

Now turning to the remainder of the income statement. First quarter gross margin increased to 56.5% from 55.8% in the fourth quarter. This increase in gross margin occurred at the same time we reduced net inventory.

R&D spending was $14.1 million, or 21% of revenues in the first quarter. The $700 thousand sequential increase in R&D spending was due to seasonally higher payroll taxes, stock compensation expense and incremental costs associated with a greater number of new product releases.

During the quarter, Micrel released twenty three new high performance products. In the analog power area, we expanded our industry leading family of portable high efficiency DC-DC switching regulators for extended battery life applications, released two high-output EL drivers for mobile devices and added two new ultra-low RDS-On products to our best-in-class family of load switches. One of the questions that have been asked by the investment community is whether of not Micrel will be compete aggressively in the price sensitive Asia Pacific region. Our answer is a resounding YES! In Q1 we released a new family of low cost LDO’s which are targeted at high volume, low price applications such as wireless handsets, MP3 players, and other portable consumer products. These devices will allow Micrel to compete in price sensitive applications with a high quality product offering while meeting our profit margin targets.

In the communications product area, the Company introduced five Ethernet switch products targeted at industrial and embedded networking applications and four ultra low voltage high bandwidth products targeted at metro and enterprise networking applications.

Returning to the income statement. . ., Q1 SG&A spending was $12.3 million, or 19% of sales. The sequential increase in SG&A spending was due to higher profit sharing expense, increased variable selling expenses and approximately $350 thousand in incremental costs associated with the Company’s ongoing proxy contest.

First quarter operating income was $11.8 million, or 18% of sales. This compares to operating income of $11.7 million in the fourth quarter, and $11.3 million, in the year ago period.

Other income, net was $1.1 million, down from $1.5 million in the fourth quarter due to reduced interest income.

The effective tax rate was 34.7% for the first quarter.

First quarter GAAP net income was $8.4 million, or $0.12 per diluted share. This compares with fourth quarter 2007 GAAP net income of $8.4 million, or $0.11 per diluted share, and GAAP net income of $17.9 million or $0.23 per diluted share in the year ago period. Included in last year’s first quarter 2007 net income was a one-time $15.5 million pre-tax gain associated with a legal settlement with the Company’s former auditors, which after income taxes, was equivalent to $0.13 per diluted share.

Balance Sheet

Our balance sheet remains strong. Cash and short-term investment balances were $78.5 million at the end of March compared to $91.1 million at the end of 2007. The $12.6 million decrease was primarily due to the Company’s ongoing share repurchase. During the first quarter, $17 million was spent to repurchase 2.6 million shares of Micrel common stock. Accounts receivable balances increased by $4.1 million in the first quarter to $33.7 million. Days sales outstanding increased to 46 days at the end of Q1 from 42 days at the end of Q4, due to strong shipments in March relative to weak shipments at the end of 2007. Net inventory decreased by $800 thousand during the quarter to $34.9 million. Days of inventory decreased to 110 days at the end of Q1 from 115 days in Q4.

Due to the record resale level in the first quarter, the days of distribution channel inventory declined by about one week during the quarter.

Capital expenditures totaled $3.4 million in the first quarter, and Q1 depreciation and amortization, excluding the amortization of stock-based compensation, was $4.6 million.

Micrel’s board of directors has been, and continues to be, focused on returning a portion of the Company’s cash flows to shareholders through the stock repurchase plan and quarterly dividend payment. Today, Micrel is announcing that its board of directors has authorized an increase in the quarterly dividend payment of 17% to $0.035 per share. The dividend is to be paid on May 22, 2008 to shareholders of record on May 6th. The Company would like to note that since 1998 it has paid out 95% of its free cash flow to shareholders through its share repurchase program and payment of dividends. We believe this rivals the best in the semiconductor industry.

Outlook

Now, turning to the outlook for the semiconductor industry and Micrel. What we have, currently, is a mixed bag for the industry as a whole. As you probably have been noting in the various company reports that have come out thus far, the industrial and communication sectors remain relatively strong in spite of the challenging economic environment. We see potential weakness coming, primarily, from the consumer-related end markets. This is somewhat related to the seasonality that is typical in the consumer-related markets in Q1 and Q2. Although current media reports indicate that the US is going through a significant slow down and perhaps even a recession, we still believe that semiconductor industry growth should be better in 2008 than it was in 2007.

Let’s turn to page number two of the webcast, which is our semiconductor barometer. You will note that Q1 came out pretty much as we had predicted when we did the chart, back in Q3 of 2007. The most important metrics that we want to point out are lead times and inventories. You will note in Q1, that lead times were flat and inventories were up slightly, but remained well in control. We believe that the disciplined approach taken by our customers in controlling inventories has, to a major extent, stabilized the volatility of our industry. Even though bookings, in general, appear to be very good for the industry in Q1, we believe what is also reflected, here, is strength in the industry when compared to Q1 of 2006, when we had similar booking levels, yet, the inventories shot up. In Q1 2008, the consumption appears to be about the same as bookings. Looking forward to Q2, we believe it should be a good quarter for Micrel and the semiconductor industry, with the exception of those companies whose primary focus is on consumer-related markets. We believe the consumer-related end markets will experience more seasonal challenges and will be impacted more by the economic slowdown, at least during the first half of the year. The industrial and communication end markets should show reasonable growth going into Q2, and if history repeats itself, will slow down, to some degree, in Q3 and Q4. We would expect an improved demand environment in the consumer related end markets going into the seasonally stronger holiday period in the second half of 2008.

Please turn now to our cycle chart on page 3 of the webcast. Because of the weakness in the US economy, primarily impacting the consumer sector, we have slightly lowered our 2008 industry growth projection from up 5- 8% to up 3-6%. Overall, we are encouraged with booking levels we have been seeing in the industry, and therefore believe that 2008 will be stronger than 2007, in spite of the weaker US economy.

Turning to our outlook for 2009; we are projecting industry growth of 7% to 10%. We believe that ASPs will remain relatively stable through 2008 and going into 2009. We do not see ASPs expanding unless we have strengthening in the US economy and a stretching out of lead times to about seven to eight weeks from the current level of approximately five weeks.

Now, turning to Q2 for Micrel. As most of you know, two of Micrel’s main focus areas have been the industrial and communication end markets. The improvement in these two markets that we experienced in Q1 bodes well for the Company, where our book to bill was well above one in the first quarter. In 2006 and 2007, we began to focus on some of the more exciting, higher growth consumer-related market opportunities such as digital TV and set-top boxes, and we should see the results of those design wins in Q3 and Q4. The Company continues to introduce a large quantity and broad range of new products, which are being well-accepted in the markets that we serve. The current booking levels we are experiencing in the first part of Q2 remain robust and on a par with Q1. We are monitoring the bookings carefully to ensure that demand is consistent with consumption and that we won’t just be building inventory.

Based on a higher beginning backlog and continuation of solid booking trends so far in April, we anticipate that Micrel’s Q2 revenues will be 2% to 7% higher than the first quarter. To achieve the high end of the projected revenue range requires approximately 50% turns fill, which is 10% less than was recorded in the first quarter.

Financial Guidance

We forecast Micrel’s second quarter 2008 gross margin will be approximately 56% to 57%, depending on the second quarter sales mix.

We anticipate total operating expenses will increase on a sequential basis in the second quarter by approximately $2 million to $3 million due to significant incremental costs associated with the ongoing proxy battle. Excluding these expenses, we expect ongoing R&D and SG&A expenses to be relatively flat to Q1. Other income is projected to be about $1.0 million and diluted shares outstanding are estimated to be 71.5 million shares for the second quarter. We estimate that FAS123R will result in approximately $1.2 million of pre-tax stock compensation expense in the second quarter. We anticipate the effective tax rate for the remainder of 2008 will be approximately 37% on a GAAP basis due to the termination of the R&D tax credit. Based on these aforementioned projections, we believe Q2 2008 GAAP diluted earnings per share will be approximately $0.10 to $0.11, after taking into account expenses associated with the ongoing proxy contest, which are projected to reduce second quarter GAAP earnings by two to three cents per share. Excluding the proxy contest expenses and share based compensation expenses, the Company estimates second quarter Non-GAAP earnings per share will range from $0.13 to $0.15 per diluted share.

Summary

In spite of an uncertain economic environment, Micrel is getting off to a good start in 2008 with a strong first quarter, which is usually a seasonally weak period for the Company. We are excited about our prospects for the second quarter and the remainder of the year.

We will now move to the question and answer session. Again we remind you that we are not going to address questions related to the proxy contest during the Q&A portion of the conference call.

Thank you.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This script includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, gross margin, operating expenses, net income, earnings per share, customer demand, booking levels, inventory levels, turns-fill requirements, average selling prices, acceptance of new products, customer order patterns, factory utilization, stock compensation expense and taxes; expectations regarding repurchase of the Company’s common stock and payment of future dividends; expectations about expenses related to the Company’s ongoing proxy contest, and the nature of macro-economic, industry and market trends. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel’s operating cash flow. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements are made as of today, and except as required under the securities laws, the Company disclaims no duty to update such statements.

IMPORTANT INFORMATION / SOLICITATION PARTICIPANTS LEGEND

Micrel, Incorporated has filed a definitive proxy statement with the SEC in connection with the special meeting of shareholders and prior to the special meeting will mail the proxy statement to shareholders along with a WHITE proxy card. Micrel, Incorporated and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Micrel, Incorporated in connection with the special meeting. Information regarding the interests of these directors and executive officers in connection with the matters to be voted on at the special meeting is included in the definitive proxy statement filed by Micrel, Incorporated in connection with the special meeting. Micrel, Incorporated has filed and may file other solicitation materials. In addition, Micrel, Incorporated files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov or from Micrel, Incorporated at www.micrel.com. In addition, information about the proxy solicitation or additional information about the special meeting of shareholders may be obtained by calling MacKenzie Partners, Inc. toll free at 1-800-322-2885 or e-mailing micrelproxy@mackenziepartners.com. You may also visit www.votemicrel.com for additional information. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AS IT CONTAINS IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.